Immediate Release
Contact:	Ken Lamb 248.754.0884

BORGWARNER
AGREES TO SELL TIRE PRESSURE MONITORING
BUSINESS TO HUF ELECTRONICS

Divestiture Consistent with BorgWarner's Focus on Powertrain Technologies

Auburn Hills, Michigan, November 30, 2011 - BorgWarner has agreed to sell its tire pressure monitoring business to Huf Electronics GmbH. The sale includes a manufacturing facility in Bretten, Germany, which employs approximately 230 people. Completion of the transaction is subject to regulatory approvals.
The tire pressure monitoring business was acquired in 2005 as a small piece of the BERU diesel cold start and ignition systems business. While the tire pressure monitoring product technology has been continuously developed and meets the upcoming strict European standards, it departs from BorgWarner's strong focus on powertrain technologies. This transaction is limited to the tire pressure monitoring business only and does not affect other BorgWarner products or technologies.
As a result of the original 2005 BERU acquisition purchase price allocation, the company will incur a book loss on the sale of approximately $10-15 million.
About BorgWarner
Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a technology leader in highly engineered components and systems for powertrain applications worldwide. Operating manufacturing and technical facilities in 59 locations in 19 countries, the company develops products to improve fuel economy, reduce emissions and enhance performance. Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. For more information, please visit www.borgwarner.com.